Exhibit 10.1

The Cooper Companies, Inc.

6101 Bollinger Canyon Road, Suite 500

San Ramon, California 94583

Browning West, LP

1999 Avenue of the Stars, Suite 1150

Los Angeles, CA 90067

Attention: Usman Nabi and Peter Lee

Dear Messrs. Nabi and Lee:

This letter (this Agreement), dated and effective as of December 22, 2025, constitutes the agreement between The Cooper Companies, Inc. (the Company) and Browning West, LP (including the funds managed by it, Browning West), with respect to the matters set forth below. The Company and Browning West are collectively referred to herein as the Parties and each individually as a Party.

1 Board Appointment and Committees.

a. The Company’s Board of Directors (the Board) and any applicable committees of the Board shall promptly take all actions necessary (including increasing the size of the Board) to appoint, effective as of January 3, 2026, Walter M. Rosebrough, Jr. to the Board, with a term expiring at the Company’s 2026 annual meeting of stockholders (the 2026 Annual Meeting).

b. The Company agrees that it will nominate Mr. Rosebrough for election to the Board at the 2026 Annual Meeting and will recommend, support and solicit proxies for the election of Mr. Rosebrough at the 2026 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other director nominees.

c. The Board will promptly appoint Mr. Rosebrough to serve on the Corporate Governance and Nominating Committee of the Board (the NomGov Committee). In the event that any new committee of the Board is established during the Cooperation Period (as defined below) (including any special or ad hoc committee), subject to the Company’s Corporate Governance Guidelines and the Nasdaq Stock Market rules and applicable law, the Board shall promptly appoint Mr. Rosebrough to such new committee. The Board shall provide due and serious consideration to appointing Mr. Rosebrough as Chairman of the Board either on or prior to the conclusion of the Cooperation Period.

2 Independent Director Search. The Company shall promptly engage a nationally recognized independent board search firm to commence a search process (the Independent Director Search) to identify one (1) additional independent director (the Additional Independent Director) to add to the Board, which Additional Independent Director will be subject to Browning West’s approval. In conducting the Independent Director Search, the Board shall seek to identify a current or former executive-level employee of a medical technology company. During the Independent Director Search, Browning West will be entitled to propose Additional Independent Director candidates to the Board for consideration. The Board will use good faith efforts to target appointment of the Additional Independent Director to the Board as soon as reasonably practicable, but in no event later than June 30, 2026.

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3 Board Size. During the Cooperation Period, unless consented to by Browning West (which consent shall not be unreasonably withheld, conditioned or delayed), the size of the Board shall not exceed ten (10) directors.

4 Replacement and Other Rights.

a. If Mr. Rosebrough ceases for any reason to be a director of the Board during the Cooperation Period, then (subject to Section 11 [Termination] of this Agreement) Browning West shall be entitled to designate another individual to serve as a replacement director (subject to the material completion of the customary onboarding process for members of the Board, including but not limited to, completion of a director and officer questionnaire, an interview with NomGov Committee, a background check and Board approval (which shall not be unreasonably withheld, conditioned or delayed)). In such case, the Board will take all reasonable steps to appoint the individual as a director of the Company (and as a member of the committees of which Mr. Rosebrough was a member immediately prior to his ceasing to be a director of the Board) to serve for the remainder of Mr. Rosebrough’s term.

b. If the Additional Independent Director ceases for any reason to be a director of the Board during the Cooperation Period, then (subject to Section 11 [Termination] of this Agreement) the Company shall identify a replacement, who will be subject to Browning West’s approval (which shall not be unreasonably withheld, conditioned or delayed), to fill the vacancy on the Board created by the Additional Independent Director ceasing to be a director.

5 Voting. During the Cooperation Period, at each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, Browning West shall cause any and all shares of the Company which it beneficially owns, or over which it has the right to vote on the record date for any such annual or special meeting of stockholder of the Company, to be present for quorum purposes and voted or consented:

a. in favor of the election of each person nominated by the Board for election as a director;

b. against any stockholder nominations for directors that are not approved and recommended by the Board for election;

c. against any proposals or resolutions to remove any member of the Board; and

d. in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent; provided, however, that if Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co., LLC (Glass Lewis) recommend otherwise with respect to any proposals (other than as related to the election or removal of directors), Browning West shall be permitted to vote in accordance such ISS and Glass Lewis recommendations; provided, further, that Browning West shall be permitted to vote in its sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below).

For purposes of this Agreement, an Extraordinary Transaction means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, results in a Change of Control (as defined below) or the sale of substantially all of the Company’s assets.

For purposes of this Agreement, a Change of Control shall be deemed to have taken place if (i) any person or entity becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50 percent of the equity interests and voting power of the Company’s then-outstanding equity securities; or (ii) the Company enters into a stock-for-stock transaction (or one or more related transactions) whereby immediately after the consummation of the transactions the Company’s stockholders retain, directly or indirectly, less than 50 percent of the equity interests and voting power of the surviving entity’s then-outstanding equity securities.

6 Browning West Standstill. During the period beginning upon execution of this Agreement until the date that is thirty (30) days prior to the notice deadline for stockholders to submit nominations of director candidates for election at the 2027 annual meeting of stockholders of the Company pursuant to the Amended and Restated Bylaws (the Bylaws) of the Company (such period, the Cooperation Period), except as specifically permitted in this Agreement or except with the prior written consent of the Company (in its sole discretion), Browning West and its affiliates shall not, directly or indirectly, or jointly or in concert with any other person, do any of the following:

a. call or seek to call a special meeting of stockholders of the Company;

b. obtain representation on, or nominate or propose the nomination of any candidate for election to, the Board other than as provided under Section 2 [Independent Director Search] or Section 4 [Replacement and Other Rights];

c. seek to effect the removal of any member of the Board or otherwise seek to alter the composition of the Board (including through a “withhold” or similar campaign) other than as provided under Section 2 [Independent Director Search] or Section 4 [Replacement and Other Rights];

d. submit, or induce any person to submit, any stockholder proposal whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the Exchange Act), or otherwise;

e. except in accordance with Section 5 [Voting] hereof, engage in, participate in, or in any way initiate, directly or indirectly, any “solicitation” (as such term is defined in Rule 14a-1 of Regulation 14A under the Exchange Act) with respect to the voting of any shares of common stock or other securities of the Company;

f. advise or knowingly encourage any person with respect to the voting of any securities of the Company other than in a manner that is consistent with the Board’s recommendation, or in connection with any matter for which Browning West retains voting discretion pursuant to Section 5 [Voting];

g. form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company (other than a “group” that includes all or some of the members of Browning West but does not include any other entities or persons that are not members of Browning West as of the date hereof); provided, however, that nothing herein shall limit the ability of an affiliate or associate of

Browning West to join the “group” following the execution of this Agreement, so long as any such affiliate or associate agrees in writing to be bound by the terms and conditions of this Agreement; provided, further, for clarity, that the foregoing shall not prohibit any non-controlling investment in a partnership, limited liability company, corporation, fund or other entity merely on the basis that such entity is a beneficial owner of the Company’s voting securities;

h. commence, join, encourage or support any litigation, arbitration, complaint or other proceeding (including any derivative action) against or involving the Company or any of its current or former officers or directors, or demand a copy of the list of stockholders or other books and records or make any request under any statutory or regulatory provisions providing for stockholder access to books and records of the Company;

i. make any public announcement or proposal with respect to, or publicly offer or propose (A) any form of business combination or acquisition or other transaction relating to substantially all of the assets or securities of the Company or any of its subsidiaries, or the sale or disposition of either of the Company’s two principal business units, (B) any form of restructuring, recapitalization, change in capital allocation or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of the Company’s voting securities, it being understood that none of the foregoing shall prohibit Browning West from (1) selling or tendering its shares of the Company’s securities, and otherwise receiving consideration, pursuant to any such transaction, (2) voting on any such transaction in its sole discretion in accordance with Section 5 [Voting], or (3) stating how it intends to vote with respect to an Extraordinary Transaction, if any, and the reasons therefor;

j. purchase or otherwise acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or interest in, any securities or assets of the Company such that after giving effect to any such acquisition, Browning West holds, directly or indirectly, an aggregate beneficial ownership in excess of 9.9% of the then outstanding shares of common stock of the Company;

k. make any request or submit any proposal to amend or waive the terms of this Section 6, other than through non-public communications with the Company that would not be reasonably likely to require the public disclosure thereof for any Party; or

l. enter into any discussions, arrangements, agreements, understandings or commitments (including any voting or support agreement) with any person with respect to the foregoing, or advise, assist, support, or encourage any person to take any action, in each case inconsistent with the foregoing; or

m. make any public disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing.

Notwithstanding the foregoing, Browning West shall not be prohibited or restricted from (i) communicating privately with members of the Board or executive officers of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to require, any public disclosure of such communications by any Party; (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Browning West; (iii) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement; or (iv) exchanging, tendering or otherwise participating in any tender or exchange offer or Company stock repurchase program with respect to the Company’s common stock or other securities on the same basis as the other stockholders of the Company. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way Mr. Rosebrough in the exercise of his fiduciary duties to the Company.

7 Current Ownership Interest. Browning West hereby represents and warrants that it beneficially owns, or exercises control or direction over, directly or indirectly, or otherwise holds a Net Long Position (as defined below) (for the limited purpose of this representation in respect of Browning West’s current ownership interest in the Company, disregarding the carve-outs in (i) and (ii) of the definition of Net Long Position) over, 7,778,724 common shares in the capital of the Company representing approximately 4.0% of the issued and outstanding common shares. For purposes of this Agreement, Net Long Position means that Browning West beneficially owns common shares in the capital of the Company, directly or indirectly, that constitute a net long position as defined in Rule 14e-4 under the Exchange Act, mutatis mutandis; provided, however, that “Net Long Position” shall not include any shares (i) as to which Browning West does not have the right to vote or direct the vote (other than as a result of being in a margin account), or (ii) as to which Browning West has entered into a derivative or other agreement, arrangement, commitment or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.1

8 Confidentiality; Company Policies. Browning West acknowledges that all directors of the Company (including Mr. Rosebrough) are required, as part of their fiduciary duties to the Company, to keep confidential all Company confidential information. The Parties acknowledge that Mr. Rosebrough, upon appointment to the Board, shall be governed by the same policies, processes, procedures, codes, rules, standards and guidelines applicable to non-employee directors of the Board, as in effect from time to time, including, without limitation, the Company’s Corporate Governance Guidelines, Code of Conduct, and policies regarding public disclosure and confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, stock ownership, hedging and pledging of Company securities, trading, director resignation, and other governance guidelines and policies of the Company, and shall have the same rights and benefits, including with respect to insurance, indemnification, books and records, compensation and fees, as are applicable to all non-employee directors of the Company.

9 Non-Disparagement. Each of Browning West and the Company agrees that, during the Cooperation Period, it shall not, and it shall cause its affiliates and its and their respective directors, officers, partners, employees, agents and other representatives not to do, say, publish, or communicate, publicly or privately, in any media or forum, any matter or thing that would reasonably be expected to undermine, disparage or reflect adversely on the reputation, qualifications, character, conduct, behavior, businesses, products or services of the other party or any of its affiliates or representatives.

[1]	Link to Rule 14e-4 definition of “Net Long Position”: https://www.ecfr.gov/current/title-17/chapter-II/part-240/subpart-A/subject-group-ECFR465b90927e2fdb3/section-240.14e-4.

10 Public Dissemination. No later than 9:00 a.m., Eastern time, on December 23, 2025, the Company shall issue a press release in the form set out in Exhibit A (the Press Release). Prior to the issuance of the Press Release, neither the Company nor Browning West shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement. Browning West acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the U.S. Securities and Exchange Commission (the SEC) as exhibits to a Current Report on Form 8-K and other filings with the SEC. Browning West shall be given a reasonable opportunity to review and comment on such Current Report on Form 8-K with the SEC made by the Company with respect to the entry into this Agreement, and the Company shall give good faith consideration to any comments of Browning West on such Form 8-K.

11 Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate upon the expiration of the Cooperation Period. Notwithstanding the foregoing, Section 8 [Confidentiality; Company Policies] and Sections 12 [Expenses] through 25 [Headings] shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under Sections 1 [Board Appointment and Committees] through 4 [Replacement and Other Rights] shall immediately terminate upon Browning West breaching this Agreement and such breach not being cured (if capable of being cured) within ten (10) Business Days after receipt by Browning West from the Company of written notice specifying the breach (or, if later, the final judicial resolution of any dispute between the Parties related to the occurrence of such breach). Notwithstanding anything to the contrary in this Agreement, Browning West’s obligations under Sections 5 [Voting] and 6 [Browning West Standstill] shall immediately terminate upon the Company breaching this Agreement and such breach not being cured (if capable of being cured) within ten (10) Business Days after receipt by the Company from Browning West of written notice specifying the breach (or, if later, the final judicial resolution of any dispute between the Parties related to the occurrence of such breach).

12 Expenses. The Company shall promptly reimburse Browning West for its out-of-pocket expenses (including legal fees and expenses) incurred by Browning West in connection with its involvement at the Company through the date of this Agreement, including, but not limited to, the negotiation and execution of this Agreement and related matters in an aggregate amount equal to $400,000. Except as set forth in the preceding sentence, all fees, costs and expenses incurred in connection with this Agreement will be paid by the person incurring such fee, cost or expense.

13 Governing Law; Forum. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware. Each of the Parties: (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof shall have exclusive personal jurisdiction); (b) agrees that it shall not challenge such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 21 [Notices] or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

14 Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement: (i) the Party seeking specific performance shall be entitled to seek injunctive and other equitable relief, without proof of actual damages; (ii) the Party against whom specific performance is sought shall not plead in defense that there would be an adequate remedy at law; and (iii) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies shall not be the exclusive remedies for a breach of this Agreement and shall be in addition to all other remedies available at law or in equity.

15 Assignment. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written consent of the other Party. Any purported assignment or transfer requiring consent without such consent is void.

16 Entire Agreement; Binding Nature. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

17 Amendment; Waiver. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

18 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement shall otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

19 Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

20 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

21 Notices. All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly delivered and received (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (b) immediately upon delivery by hand; or (c) on the date sent by email (except that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 21 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 21 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this Section 21, provide updated information for notices pursuant to this Agreement. For purposes of this Agreement, Business Day means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York or Wilmington, Delaware are authorized or required by law to be closed.

If to the Company:

The Cooper Companies, Inc.

6101 Bollinger Canyon Road, Suite 500

San Ramon, CA 94583

Attn: Tracey Luttrell, Senior Corporate Counsel, Corporate & Securities

Email: [redacted]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: Tad J. Freese and Joshua M. Dubofsky

Email: [redacted]

If to Browning West:

Browning West, LP

1999 Avenue of the Stars, Suite 1150

Los Angeles, CA 90067

Attn: Samuel Green

Email: [redacted]

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attn: Andrew M. Freedman and Dorothy Sluszka

Email: [redacted]

22 Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation

23 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an Electronic Delivery), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

24 Interpretations. The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

25 Headings. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

[signature page follows]

Yours truly,

THE COOPER COMPANIES, INC.

Per:	/s/ Albert G. White III
Name: Albert G. White III
Title: President & Chief Executive Officer

ACKNOWLEDGED AND AGREED, on its own behalf and on behalf of the funds managed by it, this 22nd day of December, 2025.

BROWNING WEST, LP

Per:	/s/ Usman Nabi
Name: Usman Nabi
Title: Chief Investment Officer

Exhibit “A”

Form of Press Release

See attached.